Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-222827), Form S-4 (No. 333-224982) and Form S-8 (No. 033-88662, No. 333-03003, No. 333-22939, No. 333-22941, No. 333-26681, No. 333-32537, No. 333-45271, No. 333-60887, No. 333-60883, No. 333-68415, No. 333-68423, No. 333-85123, No. 333-85121, No. 333-49828, No. 333-60864, No. 333-75944, No. 333-100166, No. 333-113358, No. 333-120218, No. 333-121637, No. 333-129868, No. 333-140743, No. 333-144003, No. 333-147434, No. 333-147437, No. 333-152864, No. 333-159017, No. 333-162887, No. 333-168618, No. 333-192167, No. 333-198006 and No. 333-219734) of KLA-Tencor Corporation of our report dated August 6, 2018 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 6, 2018